Exhibit 99.01

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Immersion Corporation Reports Third Quarter 2014 Results

Posts Record September Quarter Revenue and Seventh Consecutive Quarter of Profitability;

Increases Stock Repurchase Authorization

SAN JOSE, Calif., October 30, 2014 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the third quarter ended September 30, 2014.

Total revenues for the third quarter of 2014 were $12.1 million, an increase of 6% compared to $11.3 million for the third quarter of 2013. Royalty and license revenues of $11.7 million for the third quarter of 2014 were up 7% from the same period last year. Net income for the third quarter of 2014 was $1.1 million, or $0.04 per diluted share. This compares to net income of $599,000, or $0.02 per diluted share, for the third quarter of 2013.

Non-GAAP net income for the third quarter of 2014 was $2.2 million, or $0.08 per diluted share, compared with non-GAAP net income of $1.8 million, or $0.06 per diluted share, for the third quarter of 2013. As of September 30, 2014, Immersion’s cash, cash equivalents, and short-term investments were $63.1 million, compared to $71.1 million as of December 31, 2013. During the September quarter, the Company used $5.0 million to buy back approximately 535,000 shares of its common stock under its stock repurchase program. The Company also announced that its board of directors has increased the authorization for stock repurchases by $30 million.

Management Commentary

“We are pleased to report record September quarter revenues that grew 6% year-over-year and our seventh consecutive quarter of profitability. As we close out the year, we expect our overall 2014 revenue to increase by 7% to 14% over the prior year, which results in a projected revenue range of $51 million to $54 million and anticipated 2014 non-GAAP net income of $8 million to $12 million,” said Vic Viegas, chief executive officer of Immersion. “During the third quarter, we made strong headway in strengthening our customer engagements to reflect the increasing value of Immersion haptics, deploying our technology and unique haptic experiences in new flagship products in the mobile market and launching the first commercial tactile mobile advertisement for our emerging content business. We remain extremely optimistic regarding our long-term growth prospects as our innovations, technology and IP continue to gain momentum.”

Business Highlights

Immersion is developing innovative new software solutions to support its expanding market opportunity while continuing to empower premier OEMs with the technology to offer differentiated products and consumer experiences. Recent business developments include:

•	The launch of the company’s TouchSense® Engage, its groundbreaking software solution for enhancing mobile video with tactile effects. In conjunction with this announcement, SHOWTIME has launched the first ever haptically-enabled ad trailer, using Immersion’s software technology, for its award winning drama series, HOMELAND, available in the SHOWTIME ANYTIME Android app.

•	A new agreement with long-time licensee LG Electronics, Inc. for a multi-year worldwide license for Immersion’s TouchSense® software and Basic Haptics IP.

•	Extending its license agreement with Samsung, for the use of TouchSense® and Integrator products in smartphones and other mobile devices, to the company’s printing solutions business unit.

Conference Call Information

Immersion will host a conference call with company management on Thursday, October 30, 2014 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the third quarter ended September 30, 2014. To participate on the live call, analysts and investors should dial +1 888-378-0320 (conference ID: 6277733) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptic technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving; provide realistic touch feedback when performing robotic medical procedures and training simulations; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1,800 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life. Hear what we have to say at blog.immersion.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP Net Income and Non-GAAP Net Income per diluted common share, because it is useful in understanding the company’s performance as it excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding market opportunities and market awareness and future growth and our expectation for revenues and and non-GAAP net income for 2014.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; failure to retain key personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2013 and its most recent Quarterly Report on Form 10-Q which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, HD Haptics and Reverb are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2014 (Unaudited)	December 31, 2013 (1)
ASSETS
Cash and cash equivalents	$10,139	$14,136
Short-term investments	52,989	56,976
Accounts and other receivables, net	2,992	598
Deferred income taxes	7,784	7,784
Prepaid expenses and other current assets	1,085	690

Total current assets	74,989	80,184
Property and equipment, net	1,280	944
Deferred income tax assets	27,527	29,066
Intangibles and other assets, net	299	381

TOTAL ASSETS	$104,095	$110,575

LIABILITIES
Accounts payable	$1,019	$682
Accrued compensation	1,665	4,680
Other current liabilities	1,483	1,653
Deferred revenue	13,007	8,920

Total current liabilities	17,174	15,935
Long-term deferred revenue	9,018	13,441
Other long-term liabilities	451	528

TOTAL LIABILITIES	26,643	29,904

STOCKHOLDERS’ EQUITY	77,452	80,671

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$104,095	$110,575

(1)	Derived from Immersion’s annual audited consolidated financial statements, as adjusted for change in accounting method.

Immersion Corporation

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Royalty and license	$11,714	$10,951	$38,473	$34,580
Product sales	0	12	0	44
Development, services, and other	337	379	845	779

Total revenues	12,051	11,342	39,318	35,403

Costs and expenses:
Cost of revenues	104	111	325	386
Sales and marketing	2,238	2,151	7,638	6,692
Research and development	2,718	2,640	8,782	7,876
General and administrative	5,274	5,606	17,745	17,433
Amortization of intangibles	15	20	55	60

Total costs and expenses	10,349	10,528	34,545	32,447

Operating Income	1,702	814	4,773	2,956
Interest and other income (expense)	(30)	42	107	80

Income before provision for income taxes	1,672	856	4,880	3,036

Provision for income taxes	(599)	(257)	(1,774)	(284)

Net Income	$1,073	$599	$3,106	$2,752

Basic net income per share	$0.04	$0.02	$0.11	$0.10

Shares used in calculating basic net income per share	28,505	28,558	28,420	28,047

Diluted net income per share	$0.04	$0.02	$0.11	$0.09

Shares used in calculating diluted net income per share	29,351	29,653	29,355	29,205

Immersion Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP Net Income	$1,073	$599	$3,106	$2,752
Stock-based compensation	1,131	1,249	4,058	3,438

Non-GAAP Net Income	$2,204	$1,848	$7,164	$6,190

Non-GAAP Earnings Per Share	$0.08	$0.06	$0.24	$0.21

Shares used in calculating Non-GAAP Earnings per Share	29,351	29,653	29,355	29,205